Portage Resources, Inc.

4264 Lady Burton Street
Las Vegas, NV 89129

Officer Position Acceptance

The undersigned, Anthony Miller, hereby accepts the position of and Director of Portage Resources, Inc., effective immediately.

Anthony Miller

May 18, 2014

PORTAGE RESOURCES, INC.

By Written Consent
Of Board of Directors
In Lieu of Special Meeting

The undersigned, being the Interim Chief Executive Officer and custodian of Portage Resources, Inc., a Nevada Corporation (the "Corporation"), hereby waives the calling or holding of a meeting of the board of directors of the Corporation (the "Board"), consents in writing as of this 18th day of May 2015 to the following actions and directs that this written consent be filed by the Corporation's Chief Executive Officer with the minutes of proceedings of the Board.

WHEREAS IT IS HEREBY RESOLVED, the Board, by majority vote, hereby ratifies the appointment of Anthony Miller to the board and as its Chairman.

WHEREAS IT IS HEREBY RESOLVED, the Board, by majority vote, hereby ratifies the appointment of Jason Miller to the board and to the position of Chief Executive Officer.

FURTHER RESOLVED, the director of the Corporation be and hereby is authorized, empowered and directed to take any and all actions and to execute, deliver and file any and all agreements, instruments and documents as the director so acting shall determine to be necessary or appropriate to consummate the transactions contemplated by the foregoing resolution. The taking of such action to be conclusive evidence that the same was deemed to be necessary or appropriate and was authorized hereby.

IN WITNESS WHEREOF, the undersigned being the Interim Chief Executive Officer, Custodian and Director of Portage Resources, Inc., has executed this Consent as of the day and year first written above.

Sergio La Grasta, Interim CEO/Custodian